EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Sonim Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value of $0.001 per share	Rule 457(c) and Rule 457(h)	1,571,995	$0.85	$1,336,196	0.0000927	$124

Total Offering Amounts							$124

Total Fee Offsets							$0

Net Fee Due							$124

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Sonim Technologies, Inc.’s (the “Registrant”) common stock, par value $0.001 (the “Common Stock”), that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on April 4, 2022, in accordance with Rule 457(c) of the Securities Act.